Exhibit 99.1
George A. Schreiber, Jr.
President
Chief Executive Officer

February 17, 2005

BY HAND

Ms. Doris F. Galvin
Senior Vice President
SEMCO Energy, Inc.
2301 West Big Beaver Road - Suite 921
Troy, MI 48084

Dear Doris,

In a tight budget situation, it is difficult to justify the expense associated with having a separate development group at SEMCO. It also is apparent that, while we are going to pursue regulated gas sector acquisitions, the Company’s major development activities are unlikely to occur as quickly as I had envisioned when you were brought on board. As a result and having considered various options, I have concluded that it is necessary to end your employment with the Company, effective April 1, 2005.

This letter confirms that this is a termination by the Company “without Cause” under Section 4.14 of your Employment Agreement dated July 9, 2004, with SEMCO. That means that you will receive the severance and other payments and benefits to which you are entitled under the agreement. This letter also details the other things the Company will do for you.

The economic benefits that will be paid to you are: (i) your base salary through April 1, 2005; (ii) a lump sum payment for your accrued, unused vacation pay earned to date (for 15 days of unused 2004 vacation time and 20 days of 2005 vacation time), to be paid within 30 days after you leave the Company; and (iii) severance in an amount equal to your current annual base salary, payable over the next year, beginning April 1st, in accordance with the Company’s usual payroll practices. Whether this amount will also include a Short-Term Incentive Plan bonus will depend on the Compensation Committee’s actions with respect to that plan. As you know, at this point, it appears that the Company has not achieved the targets required for payment of Short-Term Incentive Plan bonuses for 2004. A final decision on that subject will be made in February 2005 and, if necessary, payments made to you will be adjusted, as provided in your agreement, to reflect any 2004 Short-Term Incentive Plan payout.

2301 W Big Beaver Rd / Suite 212 / Troy, MI 48084 / Phone (248) 458-6161 / Fax (248) 458-6150

In addition, as provided in your agreement, the Company will continue your health and welfare benefits for one year after April 1st, though such coverage will end if you are re-employed during that one-year period and are eligible for benefits from your new employer that are substantially similar in terms and costs to the benefits provided by the Company. You will not continue to accrue service for retirement benefits during the time you receive a severance payment. On this subject, it is worth noting that, even if you were credited for service for the severance period, you would not satisfy the 5-year vesting requirement for those benefits.

Under Section 3.3 of your Employment Agreement, upon leaving the Company, you are immediately vested in the stock option and restricted stock units grants made to you when you joined SEMCO. Although you are vested immediately, your Employment Agreement calls for delivery of your 10,000 restricted shares on the third anniversary of your joining SEMCO. At your request, instead of delaying the delivery of these shares, the Company will pay you a lump sum of $62,500 within 30 days after you leave the Company, to satisfy this obligation under your Employment Agreement. Similarly, to satisfy its obligations with respect to your 30,000 stock option grants, the Company will convert your options into a lump sum payment of $29,400, also to be paid within 30 days after you leave the Company. Sherry Abbott will arrange for any necessary Securities and Exchange Commission filings to be made in connection with the conversion of your options and restricted stock units into these lump sum payments.

You asked if the Company would fund your use of outplacement services. SEMCO is willing to do that, either by (i) paying directly for your use of the services of Right Management, Inc., up to a total of $18,000, or (ii) making a lump sum payment of $18,000 to you, within 30 days after you leave the Company. In addition, the Company will pay directly the reasonable cost of having your attorney advise you with respect to your Employment Agreement, up to a total of $2,500.

I also am prepared to provide a reference for your benefit. Further, we will make a mutually-agreed upon announcements regarding your departure, which I am advised will include the filing of an SEC Form 8-K and this letter, as an exhibit to that or a later SEC filing. These announcements are attached to this letter. As set out in the announcements, a continuing consulting relationship is contemplated for your severance period. The idea is that, to help preserve continuity, you would provide such consulting help at mutually convenient times and places, up to 10 hours per month, and (i) only with respect to matters on which you worked directly while you were at the Company, and (ii) only if your providing such help does not interfere unreasonably with your search for a job or, once you find new employment, your performing that new job.

The Company intends to meet all of its obligations under your Employment Agreement and do the additional things outlined in this letter. In view of that commitment, a general release should be executed to finalize the situation. A form of that release is attached to this letter, for you to sign and return to the Company.

I very much appreciate your hard work relating to corporate strategy, information technology, and human resources issues and thank you for your contribution to SEMCO.

Sincerely,

/s/George A. Schreiber, Jr.
George A. Schreiber, Jr.

cc:   Peter F. Clark, Esquire
Mr. Lance Smotherman
Ms. Sherry Abbott